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Pricing Supplement dated February 12, 2002                        Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                      File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                        TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $25,000,000            Trade Date: February 12, 2002
Issue Price: See "Plan of Distribution"   Original Issue Date: February 15, 2002
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $24,970,500
           Terms of the Notes"            Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.118%
Stated Maturity Date: February 15, 2005

________________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                    Date):
     [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
               [X]  LIBOR     [ ]  Treasury Rate        [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: May 15, 2002      Spread (+/-): +0.04%
     Interest Rate Reset Period: Quarterly          Spread Multiplier:  N/A
     Interest Reset Dates:      The 15th of May,    Maximum Interest Rate: N/A
      August, November and February
     Interest Payment Dates: The 15th of May        Minimum Interest Rate:  N/A
       August, November and February, commencing    Index Maturity: 3 month
       May 15, 2002                                 Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from February 15, 2002 to February 15, 2005
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                              ___________________________

                                      BNP PARIBAS

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                             Additional Terms of the Notes

Further Authorizations

          On November 30, 2001, in supplement to the $1,410,700,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of August 24, 2001, TMCC authorized the offer and issuance from time to time of an additional $1,000,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated August 24, 2001 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $15,320,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on February 13, 2002 plus 0.04%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated February 12, 2002 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.882% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

     Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.